10.93c

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Gene Logic Inc., a Delaware corporation (the “Company”), and Larry Tiffany (the “Executive”) as of February 1, 2007 (the “Effective Date”).

Executive has been employed by the Company on an interim basis beginning in 2006. The Company and the Executive now wish to establish new terms for Executive’s continuing employment by the Company as described herein.

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment. (a) As of the Effective Date, the Company shall employ the Executive as a Senior Vice President and General Manager, Genomics, initially reporting to the Chief Executive Officer (“CEO”) of the Company. In such capacity, the Executive shall perform such executive and management duties and assume such other responsibilities as may be assigned from time to time by the individual to whom the Executive reports, the CEO or anyone else designated by the CEO. The Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

(a) The Executive shall devote his full working time and creative energies to the performance of his duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him. So long as such activities, in the aggregate, do not interfere with the performance by the Executive of his duties hereunder: (i) the Executive shall be permitted a reasonable amount of time to supervise his personal, passive investments; and (ii) the Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities.

1.2 Place of Employment. The Executive's principal place of employment shall be at the Company’s headquarters or other Company facility located in Montgomery, Howard and/or Frederick counties within the state of Maryland specified by the individual to whom the Executive reports, or as otherwise mutually agreed by the parties, subject to such travel as may be reasonably required by his employment pursuant to the terms hereof. The Executive shall not be required to relocate outside of this area during the Term unless the Executive so agrees and Company provides relocation benefits reasonably acceptable to the Executive.

2. Term of Employment. The Executive’s term of employment with the Company (the “Term”) shall commence on the Effective Date and continue thereafter on an at-will basis until terminated by either party pursuant to Section 4, subject to certain rights upon termination as provided in Section 4. If Executive’s employment hereunder with the Company is terminated by the Executive or by the Company, Executive shall thereby be removed from, and Executive agrees to resign immediately from, all other positions with the Company and its affiliates and subsidiaries (collectively the “GLGC Group”).

3. Compensation.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary at the rate of $300,000 per annum (the “Base Salary”) less such deductions as shall be required to be withheld by applicable tax and other laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, to date in equal periodic installments, not less frequently than semi-monthly. The Executive’s Base Salary shall be reviewed annually and may be increased based upon various factors, including the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review. The Base Salary shall be prorated for the first calendar year of employment and for any other year in which Executive is not employed by the Company for the entire year based on the portion of the year in which Executive is employed on a full-time basis by the Company.

3.2	Incentive compensation.
3.2.1 Executive will be eligible to participate in a special incentive compensation plan established by the Compensation Committee of the Board (the “Compensation Committee”). Payment of incentive compensation under this plan will be contingent on achieving certain strategic goals as determined by Gene Logic’s CEO. The incentive compensation target for Executive for the Company’s fiscal year 2007 in this special incentive compensation plan will be 67% of the Base Salary specified in Section 3.1 of this Agreement, for a full calendar year, less applicable withholding. Such incentive compensation will be paid within ten (10) business days of the Executive completing the fulfillment of the strategic goals.

3.2.2 If the Company changes its plans in such a way that the strategic goals set for Executive are no longer feasible,, the CEO and the Executive will make a reasonable effort to agree on a substitute incentive compensation program based on the Company’s revised plans, with new target incentive compensation and new goals, but no such substitute incentive compensation program shall be effective unless approved in writing by Company and Executive.

3.2.3 If Executive is entitled to an incentive compensation payment as described herein, such payment shall be in lieu of, and Executive shall not be entitled to, the payments and other benefits described in Section 4.7(a) (i) upon Termination Without Cause, however the incentive compensation payment cannot be made in lieu of payments and benefits under Section 4.7(a) (i) should Executive not meet the strategic goals described above. .

3.3 Intentionally left blank

3.4 Participation in Benefit Plans. The Executive shall be permitted during the Term, to the extent eligible, to participate in any group life, medical, dental, vision, or disability insurance plans, accidental death and dismemberment plan, flex-benefit plan, 401(k) plan, or similar benefit plans of the Company which may be available generally to other senior executives of the Company, but nothing herein shall prevent the Company from changing such benefits from time to time.

3.5 Paid Time Off. From and after the Effective Date, the Executive shall accrue and may use paid time off (“PTO”) in accordance with the Company’s current policies. PTO accruing in any year in which Executive is not employed by the Company for the entire year shall be prorated based on the portion of the year in which Executive is employed by the Company.

3.6 Holidays. The Executive shall be eligible for holidays in accordance with the Company’s policy and schedule.

3.7 Expenses. In accordance with the Company’s policies, the Executive will be reimbursed for all ordinary, necessary and reasonable business expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, and expenses incurred for operation of mobile telephones,) actually incurred or paid by the Executive during the Term in the proper performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

3.8 Tax/Financial Planning. The Executive shall be reimbursed in an amount not in excess of $5,000 in the aggregate per year for tax return preparation and certain financial planning advice in accordance with the Company’s policies.

3.9. Exclusion from Change of Control. In consideration of the specific terms herein, Company and Executive have agreed that Executive shall be excluded from the Company’s Executive Severance Plan, notwithstanding the language of such plan, and shall not be entitled to any payments benefits or other rights thereunder.

3.10 Withholding. The Company is authorized to withhold from the amount of any Base Salary and incentive compensation and any other payments or benefits paid or provided to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

4.Termination.

4.1 General. The employment of the Executive hereunder may be terminated as provided in this Section 4.

4.2 Termination upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

4.3 Death or Disability of Executive.

(a) The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company upon not less than thirty (30) days prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.3(b) below).

(b) For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is substantially unable to perform his essential duties, without reasonable accommodation, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination. If requested by the Company, Executive agrees to appear at a medical examination by a physician selected by the Company and to furnish to such physician such medical information as is needed for a determination under this Section 4.3(b). Nothing in this provision is intended to restrict rights or obligations under the Americans with Disabilities Act or other applicable law.

(c) Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for Cause (as defined below) due to any such leave. All physicians selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

4.4 Termination For Cause. The Company may, upon action of the Board, and upon written notice to the Executive specifying in reasonable detail the reason therefore, terminate the employment of the Executive at any time for Cause (as defined in Attachment A); provided, however, that if the reason for termination for Cause is susceptible of cure as determined by the Company, the Executive shall have a period of fifteen (15) business days after such written notice to effect a cure satisfactory to the Company.

4.5 Termination Without Cause. The Company may also terminate the employment of the Executive without Cause upon 30 days advance written notice to the Executive, which termination shall constitute a “Termination Without Cause”. Termination without Cause shall not include a termination due to death or Total Disability.

4.6 Termination by Executive. The Executive may resign (and thereby terminate his employment under this Agreement) at any time, by giving the Company not less than thirty (30) days’ prior written notice to the Company, but the Company after receipt of such notice, may waive all or part of such notice period.

4.7 Payments Upon Termination.

(a) (i)If Executive’s employment is terminated by the Company without Cause, unless Executive has achieved the strategic goals and is entitled to the incentive compensation as described in Section 3.2, the Company shall pay the Executive:

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Twelve (12) months’ Base Salary, payable in a single lump sum within fifteen (15) days after receipt of the signed release described in subsection (b) below and expiration of any period allowed for revocation of that release. This amount is in addition to and not in lieu of Base Salary for the period prior to termination of employment made to fulfill any requirement under the Agreement for prior notice of termination of up to 31 days or pay in lieu thereof.

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Direct payment by the Company of that portion of group health insurance premium for post-employment coverage (including without limitation medical, dental and vision coverage) for which Executive is eligible, and which the Executive timely elects under COBRA because of his prior employment by Company, equal to the percentage of the premium that Company was paying as of the last day of Executive’s employment by Company, for a period equal to the lesser of (x) twelve (12) months or (y) until Executive becomes eligible for coverage under a new employer’s group health plan. Such direct payment will also include coverage for any dependents of Executive who are eligible for, and timely elect, coverage under COBRA for the same period as Executive equal to the percentage of the premium for dependent coverage that Company was paying as of the last day of Executive’s employment by Company. Such direct payment is for a period that is part of, and not in addition to, the total period of eligibility for continuation of health insurance benefits to which Executive, and/or the covered dependents, are entitled under COBRA.

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To maintain Executive’s right to continue the group health insurance as described above, the Executive (and, if applicable, covered dependents) must pay to the Company the Executive’s (and, if applicable, covered dependents) portion of the COBRA premium (i.e. that portion that the Company is not required to pay) no later than the first of each month for which COBRA coverage is continued, so that Company may forward such portion with the portion paid by Company. In the alternative, Company may require Executive to forward the Executive’s share of the COBRA premium directly to the party to whom the insurance premium is due no later than the first of each month for which COBRA coverage is continued.

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Outplacement services paid for and through a program and vendor selected by Company and at a level appropriate for an executive for a period not to exceed six (6) months, and in no event costing more than twenty thousand dollars ($20,000.00), to be used and completed within twelve (12) months after termination of employment, unless otherwise agreed in writing by Company, but in no event later than the end of the second calendar year following the year of termination. Executive may not elect any payment in lieu of such outplacement services and such services will only become available after any release required under subsection (b) below is signed and the revocation period specified therein has been completed without revocation.

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Any payments to be made and any benefits to be provided under this Section 4.7 will be conditioned upon execution by Executive of a comprehensive and full release of all claims arising from or connected with his employment by the Company in substantially the form as attached hereto in Exhibit B, with any changes required by subsequent changes in the law or Company practice or otherwise mutually agreed (excluding from any such release any rights Executive may have to (x) indemnification or to insurance coverage with respect to his actions while employed by the Company, whether by contract, under Directors and officers or other insurance maintained by the Company or under the Company’s indemnification policies and applicable law concerning indemnification and (y) coverage at the Executive's expense under applicable heath care policies to the extent Executive is entitled to continued coverage under COBRA). Such release shall be presented to Executive as soon as is practicable and in any event no later than ten (10) days following Executive's termination of employment. The release must be signed and returned to Company by Executive no later than twenty-one (21) days after Executive's receipt of the release, or such longer time limit stated in the release, and must not be revoked within the period allowed for revocation as stated in the release in order for Executive to become entitled to the severance and other benefits hereunder and, except as otherwise specifically required by law and notwithstanding any thing herein to the contrary, no payments or benefits available under this Section 4.7(a) shall be paid or provided to Executive until the expiration, without revocation, of such revocation period.

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Notwithstanding the above, the severance and benefits provided hereunder shall be paid or provided to Executive no earlier than the earliest date upon which such severance and benefits can be paid without subjecting the Executive to the additional tax imposed by Code Section 409A(a)(1), if applicable. The parties agree that this Agreement shall be amended to the extent necessary such that, under final regulations to be issued under Code Section 409A, none of the payments or benefits to be provided hereunder are subject to the additional tax imposed by Code Section 409A(a)(1).

ii) The Company shall have no further liability to the Executive pursuant to this Agreement, including, without limitation, any obligation or liability to pay the Executive any severance, incentive compensation or any other compensation, in the event of termination by the Company in a Termination Without Cause except as set forth in this Section 4.7 (a).

(b)If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary and benefits accrued through the date of termination of his employment.

(c)Upon termination of Executive's employment for death or Total Disability, the Company shall pay to the Executive, or to his guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled under applicable insurance and benefit programs contemplated by Section 3.4 and then in effect, all amounts accrued or vested prior to such termination;. Except for the amounts described in the preceding sentence, the Company shall have no further liability to the Executive, guardian or personal representative pursuant to this Agreement, including, without limitation, any liability to pay the Executive, guardian or personal representative any severance, incentive compensation or any other compensation.

5.Certain Covenants of the Executive.

5.1 Necessity for Covenants. The Executive acknowledges that (i) the GLGC Group (as defined below) is engaged and will in the future be engaged in the Business as described in this Agreement; (ii) his employment pursuant to this Agreement will give him access to customers and suppliers of the GLGC Group; (iii) his employment will give him access to confidential information and other trade secrets concerning the GLGC Group’s products, services and the Business and (iv) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the GLGC Group. To induce the Company to enter into this Agreement and pay the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:

5.2 Definitions.

(a)“Business” for purposes of this Article 5 shall mean the provision or licensing by the GLGC Group of genomic information and bioinformatics products and services to the pharmaceutical and biotechnology industry and the provision of drug repositioning services to pharmaceutical companies and other third parties. The Business includes biosample collection, handling and processing, genomic data production, and data management and software systems development, to create a broad range of gene expression-based information solutions that facilitate the drug discovery and development process, and any other products and services offered from time to time after the Effective Date and prior to the Termination Date by the GLGC Group as described in its annual and quarterly reports filed with the Securities and Exchange Commission. [

(b) “GLGC Group” for purposes of this Article 5 shall include the Company, and all of its wholly or majority owned subsidiaries and affiliates and successors and assigns of any of the foregoing.

(c) “Business Contact” shall mean any (i) customer which has purchased goods or services provided by the GLGC Group during the Term, (ii) prospective customer whom the Executive or persons working for or directly with the Executive has contacted during the Term for the purpose of endeavoring to sell the goods or services of the GLGC Group to the prospective customer, or (iii) provider of material amounts of goods or services to the GLGC Group.

(d) “Service Area” means the entire world.

(e) “Term” means the term of employment as specified in Section 2 hereof

5.3 Restrictive Covenants.

 5.3.1 Restrictions. During the Term and for a period of six (6) months, or in the case of subsection (b) below twelve (12) months, after the date (the “Termination Date”) the Executive's employment hereunder is terminated (the “Restricted Period”) regardless of whether such termination is voluntary or involuntary, with or without Cause or by resignation, the Executive shall not, without the Company’s prior written consent, directly or indirectly, for him or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, adviser, consultant, director, sole proprietor, or otherwise:

(a) call upon or solicit any Business Contact for the purpose of persuading the Business Contact to engage the Executive or any other person, firm, corporation or other entity to provide goods or services which are the same as or similar to those the GLGC Group provided or proposed to provide to the Business Contact or to engage the Business Contact to provide goods or services which are the same as or similar to those the Business Contact provided to the GLGC Group to any other person, firm, corporation or other entity;

(b) unless otherwise consented to in writing by Company as to solicitation of any named individual employee, solicit, participate in or promote the solicitation of any person who is employed by the GLGC Group at any time during the Term to leave the employ of the GLGC Group, or hire or engage or assist anyone to hire or engage any of those persons, provided that after the Termination Date, this shall only apply to individuals who were employees of GLGC during the 30 day period immediately preceding the Termination Date;

(c) interfere in any way with the GLGC Group's business, prospects or personnel; or

(d) render services (other than services unrelated to the Business) to, or become affiliated with, any person, company or other entity engaged in any business that competes with the Business within the Service Area, directly or indirectly, in any capacity; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, the issuer and (b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.

 5.3.2 Exclusions from Restrictions. The restrictions of Section 5.3(a) and (c) shall not apply to Executive when he is acting on behalf of any successor to any part of the Company’s genomics business that Company voluntarily transfers to such successor.

 5.3.3 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

 5.3.3 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

 5.4 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.3 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement for Cause, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company.

6 Representations of Executive. The Executive represents and warrants that: (a) his employment by the Company will not (i) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants or agreements made by the Executive with, to or for the benefit of any previous employer or partner, or (ii) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound; (a) there is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive's knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein; and (b) he has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive's choosing.

7.Proprietary Information and Inventions Agreement. As a condition to his employment by the Company, the Executive agrees to be bound by the provisions set forth in the Company’s Proprietary Information and Inventions Agreement, which he signed on 21 June 2006, and which is expressly incorporated by reference hereto.

8.Dispute Resolution.

8.1Arbitration Policy. Subject to the Company’s right to seek injunctive or other equitable relief as specified in Section 5.4 of this Agreement or in the Proprietary Information and Inventions Agreement, the Parties agree that arbitration is the required and exclusive forum for the resolution of any and all disputes between them, including claims arising under statute, common law, or this Agreement. This mandatory arbitration provision includes without limitation any claims or actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (“Section 1981”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, law or regulation regarding employment, employment discrimination, terms and conditions of employment, compensation or termination of employment. This mandatory arbitration provision includes any dispute between the Executive and the Company or its parents, subsidiaries and affiliates, and its and their current and former officers, directors, employees and agents.

Any covered dispute must be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any such arbitration will be conducted in Montgomery County, Maryland, and will be decided in accordance with and determined by the laws of the State of Maryland and/or applicable federal law. The Executive specifically agrees that the Company may seek specific performance of this provision, as well as other injunctive relief, from the state or federal courts in Maryland. The arbitrator shall not have the authority to award punitive damages, costs or attorneys’ fees to either Party except where expressly provided for by the applicable law.

Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, other AAA fees, arbitrator’s fee) shall be divided equally between the parties. The fees and expenses of any witness shall be paid by the Party requiring the presence of such witness. Each Party shall bear its own costs and expenses in all other respects. The resolution of any dispute achieved through such arbitration shall be final and binding and enforceable by a court of competent jurisdiction.

8.2 No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

8.3 Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in Montgomery County, Maryland as to matters involving enforcement of this Agreement, including any award under an arbitration proceeding.

9.Other Provisions.

9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by nationally recognized overnight courier service such as FedEx or UPS or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if sent by courier on the second business after delivery by the courier service or, if mailed, four days after the date of mailing, as follows:

(a)if to the Company, to:

Gene Logic, Inc.
50 West Watkins Mill Road
Gaithersburg, MD 20878
Attention: Chief Executive Officer

with copies to:

Ariel Vannier, Esquire
Venable, Baetjer, Howard and Civiletti, LLP
575 7th Street, NW
Washington, DC 20004

(b)if to the Executive, to:

18605 Shadow Ridge Terrace
Olney, MD. 20832

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

9.2 Entire Agreement. This Agreement and the Company’s Proprietary Information and Inventions Agreement incorporated by Section 7 contain the entire agreement between the parties with respect to the subject matter and for the Term hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto. Prior agreements between the Executive and the Company for services for periods prior to the Term are not affected by this Agreement.

9.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.4 Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.6 Intentionally Omitted

9.7 Word Forms. Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

9.8 Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

9.9 Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity that buys substantially all of the Company's assets or to any affiliate of the Company with the consent of the Executive that shall not be unreasonably withheld. However, the Executive may not assign this Agreement without the prior written consent of the Company.

9.10 Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the last date of signature below.

GENE LOGIC INC. By: /s/ Mark Gessler Mark Gessler, Chief Executive Officer Date: February 26, 2007	EXECUTIVE: /s/ Larry Tiffany Larry Tiffany Date: February 23, 2007

Attachment A

Definition of "Cause"

"Cause" shall mean
(i)
commission of an act or omission which the Company determines would constitute a felony, or that would constitute a misdemeanor that, in the Company’s reasonable opinion, could have a material adverse effect on the Company's business, financial condition, prospects or reputation or the Executive's performance of his duties, under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company;

(ii)	material breach by the Executive of any written agreement entered into between the Executive and the Company;
(iii)	willful misconduct by the Executive or gross negligence of the Executive which could have a material adverse impact on the Company;
(iv)
a material failure of the Executive in the performance of the Executive’s duties provided that, if susceptible of cure as determined by the Company, notice is provided and Executive does not cure such failure within fifteen (15) business days after the date of such notice in a manner reasonably satisfactory to the Company;

(v)	the violation by the Executive of the restrictive covenants in Section 5.3 hereof or the provisions of the Proprietary Information and Inventions Agreement; or
(vi)	engagement in any activity that constitutes a material conflict of interest with the Company, unless such activity is disclosed to senior management of the Company and agreed to by the Company.

With respect to any criminal act falling under (i) above, the Company may base such a determination on facts available to it or on an arrest or charges by an appropriate government authority and may, at its option, suspend the Executive without pay in lieu of immediate termination in the event of any criminal charges, pending additional information, criminal conviction or other action.